August 21, 2021

Jonathan Adams
25 West 15th St, Unit B

Chicago, IL 60605

Re:      Employment Agreement

Dear Jonathan,

BioVie, Inc., a Nevada corporation (the “Company”) is pleased to offer you the position of Executive Vice President, Cirrhosis Programs on the following terms.

You will be responsible for efforts to advance the development of BIV201 with emphasis on completing the clinical trials and preparing the program for commercial launch. You will report to Cuong Do will work remotely from the Company’s facilities. Of course, the Company may change your position, duties, and work location from time to time in its discretion.

Your base salary will be $260,000 on an annualized basis, less payroll deductions and withholdings, paid bi-weekly on the Company’s normal payroll schedule.

You will also be eligible to earn an annual discretionary performance bonus of up to $78,000 that will be determined by the Company’s CEO and the Board’s Compensation Committee. The amount of this bonus will be determined in the sole discretion of the Company and based, in part, on your performance and the performance of the Company during the fiscal year. The Company will pay you this bonus, if any, by no later than September 15th after the closing of the Company’s fiscal year. The bonus is not earned until paid and no pro-rated amount will be paid if your employment terminates for any reason prior to the payment date.

During your employment, you will be eligible to participate in the standard benefits plans offered to similarly situated employees by the Company from time to time, subject to plan terms and generally applicable Company policies. Currently, the Company is pleased to offer an enhanced benefits program. You will have a range of options to choose from for medical, dental and vision coverage. The Company will cover 80% of the lowest cost plan, and you can pay for the difference between the company-supported amount and the actual cost of the plan you select. The company will also provide Basic Life & AD&D coverage of 2X your basic salary. A full description of these benefits is available upon request. You will also qualify to participate in the 401(k) plan, which matches your contributions dollar-for-dollar up to five percent (5%) of your salary. Exempt employees may take a reasonable amount of time off with pay, as permitted by their duties and responsibilities, and as approved in advance by their supervisor. As such, you will qualify for three (3) weeks of paid vacation leave annually (prorated in the first calendar year of employment) plus any approved company holidays. The Company may change compensation and benefits from time to time in its discretion. Additionally, you will be entitled to paid sick leave as provided by applicable state law and/or local ordinance.

2120 Colorado Avenue, Suite 230 • Santa Monica, CA 90404

Subject to approval by the Company’s Board of Directors (the “Board”), the Company anticipates granting you 124,167 options to purchase the Company’s common stock at the fair market value as determined by the Board as of the date of grant (the “Option”). Twenty percent (20%) of the option grant will vest immediately and the remainder will vest in five equal installments on the anniversary of the grant, subject to your Continuous Service (as defined in the Plan) as of each such date.

As a Company employee, you will be expected to abide by all Company rules and policies. As a condition of employment, you must sign and comply with the attached Employee Confidential Information and Inventions Assignment Agreement which prohibits unauthorized use or disclosure of the Company’s proprietary information, among other obligations.

In your work for the Company, you will be expected not to use or disclose any confidential information, including trade secrets, of any former employer or other person to whom you have an obligation of confidentiality. Rather, you will be expected to use only that information which is generally known and used by persons with training and experience comparable to your own, which is common knowledge in the industry or otherwise legally in the public domain, or which is otherwise provided or developed by the Company. You agree that you will not bring onto Company premises any unpublished documents or property belonging to any former employer or other person to whom you have an obligation of confidentiality. You hereby represent that you have disclosed to the Company any contract you have signed that may restrict your activities on behalf of the Company.

Normal business hours are from 9:00 a.m. to 5:00 p.m., Monday through Friday. As an exempt salaried employee, you will be expected to work additional hours as required by the nature of your work assignments.

Your employment with the Company will be “at-will.” You may terminate your employment with the Company at any time and for any reason whatsoever simply by notifying the Company. Likewise, the Company may terminate your employment at any time, with or without cause or advance notice. Your employment at-will status can only be modified in a written agreement signed by you and by an officer of the Company.

To ensure the rapid and economical resolution of disputes that may arise in connection with your employment with the Company, and in exchange for the mutual promises contained in this Agreement and the sign-on bonus you and the Company agree to arbitrate all disputes relating to your employment with the Company, the parties agree to arbitration administered by JAMS pursuant to its Employment Arbitration Rules & Procedures and subject to JAMS Policy on Employment Arbitration Minimum Standards of Procedural Fairness. This mutual agreement to arbitrate is set forth more fully in the enclosed Mutual Agreement to Arbitrate Employment-Related Disputes (“Arbitration Agreement”), the execution of which is a condition of your employment with the Company.

This offer letter, together with your Employee Confidential Information and Inventions Assignment Agreement and the Arbitration Agreement, forms the complete and exclusive statement of your employment agreement with the Company. It supersedes any other agreements or promises made to you by anyone, whether oral or written. Changes in your employment terms, other than those changes expressly reserved to the Company’s discretion in this letter, require a written modification signed by an officer of the Company. If any provision of this offer letter agreement is determined to be invalid or unenforceable, in whole or in part, this determination shall not affect any other provision of this offer letter agreement and the provision in question shall be modified so as to be rendered enforceable in a manner consistent with the intent of the parties insofar as possible under applicable law. This letter may be delivered via facsimile, electronic mail (including pdf or any electronic signature complying with the U.S. federal ESIGN Act of 2000, Uniform Electronic Transactions Act or other applicable law) or other transmission method and shall be deemed to have been duly and validly delivered and be valid and effective for all purposes.

2

Please sign and date this letter, the Employee Confidential Information and Inventions Assignment Agreement, and the Mutual Agreement to Arbitrate Employment-Related Disputes and return them to me as soon as possible since your option grant will not take effect until these agreements have been signed.

Sincerely,

Cuong Do

THIS CONTRACT CONTAINS A BINDING ARBITRATION PROVISION WHICH MAY BE ENFORCED BY THE PARTIES.

Understood and Accepted:

Jonathan Adams	Date

Enclosures

3

BioVie Inc.

CONFIDENTIAL INFORMATION AND INVENTION ASSIGNMENT AGREEMENT

In consideration of my employment with BioVie Inc., its subsidiaries, parents, affiliates, successors and assigns (together “Company”), and the compensation paid to me now and during my employment with Company, and the Company’s agreement to provide me with access to its Confidential Information (as defined below), I hereby enter into this Confidential Information and Invention Assignment Agreement (the “Agreement”) and agree as follows:

1.       Confidential Information Protections.

   1.1       Recognition of Company’s Rights; Nondisclosure. I understand and acknowledge that my employment with Company creates a relationship of confidence and trust with respect to Company’s Confidential Information (as defined below) and that Company has a protectable interest therein. At all times during and after my employment, I will hold in confidence and will not disclose, use, lecture upon, or publish any of Company’s Confidential Information, except as such disclosure, use or publication may be required in connection with my work for Company, or unless an officer of Company expressly authorizes such disclosure. I will obtain Company’s written approval before publishing or submitting for publication any material (written, oral, or otherwise) that discloses and/or incorporates any Confidential Information. I hereby assign to Company any rights I may have or acquire in such Confidential Information and recognize that all Confidential Information will be the sole and exclusive property of Company and its assigns. I will take all reasonable precautions to prevent the inadvertent accidental disclosure of Confidential Information. Notwithstanding the foregoing, pursuant to 18 U.S.C. Section 1833(b), I will not be held criminally or civilly liable under any Federal or State trade secret law for the disclosure of a trade secret that: (1) is made in confidence to a Federal, State, or local government official, either directly or indirectly, or to an attorney, and solely for the purpose of reporting or investigating a suspected violation of law; or (2) is made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal.

   1.2       Confidential Information. The term “Confidential Information” means any and all confidential knowledge, data or information of Company. By way of illustration but not limitation, “Confidential Information” includes (a) trade secrets, inventions, mask works, ideas, processes, formulas, software in source or object code, data, programs, other works of authorship, know-how, improvements, discoveries, developments, designs and techniques and any other proprietary technology and all Intellectual Property Rights (as defined below) therein (collectively, “Inventions”); (b) information regarding research, development, new products, marketing and selling, business plans, budgets and unpublished financial statements, licenses, prices and costs, margins, discounts, credit terms, pricing and billing policies, quoting procedures, methods of obtaining business, forecasts, future plans and potential strategies, financial projections and business strategies, operational plans, financing and capital-raising plans, activities and agreements, internal services and operational manuals, methods of conducting Company business, suppliers and supplier information, and purchasing; (c) information regarding customers and potential customers of Company, including customer lists, names, representatives, their needs or desires with respect to the types of products or services offered by Company, proposals, bids, contracts and their contents and parties, the type and quantity of products and services provided or sought to be provided to customers and potential customers of Company and other non-public information relating to customers and potential customers; (d) information regarding any of Company’s business partners and their services, including names, representatives, proposals, bids, contracts and their contents and parties, the type and quantity of products and services received by Company, and other non-public information relating to business partners; (e) information regarding personnel, employee lists, compensation, and employee skills; and (f) any other non-public information which a competitor of Company could use to the competitive disadvantage of Company. Notwithstanding the foregoing, it is understood that, at all such times, I am free to use information which was known to me prior to my employment with Company or which is generally known in the trade or industry through no breach of this Agreement or other act or omission by me. Notwithstanding the foregoing or anything to the contrary in this Agreement or any other agreement between the Company and me, nothing in this Agreement will limit my right to discuss my employment or report possible violations of law or regulation with the Equal Employment Opportunity Commission, United States Department of Labor, the National Labor Relations Board, the Securities and Exchange Commission, or other federal government agency or similar state or local agency or to discuss the terms and conditions of my employment with others to the extent expressly permitted by Section 7 of the National Labor Relations Act or to the extent that such disclosure is protected under the applicable provisions of law or regulation, including but not limited to “whistleblower” statutes or other similar provisions that protect such disclosure.

2120 Colorado Avenue, Suite 230 ● Santa Monica, CA 90404

   1.3       Third Party Information. I understand, in addition, that Company has received and in the future will receive from third parties their confidential and/or proprietary knowledge, data or information (“Third Party Information”) subject to a duty on Company’s part to maintain the confidentiality of such information and to use it only for certain limited purposes. During the term of my employment and thereafter, I will hold Third Party Information in confidence and will not disclose to anyone (other than Company personnel who need to know such information in connection with their work for Company) or use, except in connection with my work for Company, Third Party Information or unless expressly authorized by an officer of Company in writing.

   1.4       Term of Nondisclosure Restrictions. I understand that Confidential Information and Third Party Information is never to be used or disclosed by me, as provided in this Section 1. If a temporal limitation on my obligation not to use or disclose such information is required under applicable law, and the Agreement or its restriction(s) cannot otherwise be enforced, I agree and Company agrees that the two year period after the date my employment ends will be the temporal limitation relevant to the contested restriction; provided, however, that this sentence will not apply to trade secrets protected without temporal limitation under applicable law.

   1.5       No Improper Use of Information of Prior Employers and Others. During my employment with the Company, I will not improperly use or disclose confidential information or trade secrets, if any, of any former employer or any other person to whom I have an obligation of confidentiality, and I will not bring onto the premises of Company any unpublished documents or any property belonging to any former employer or any other person to whom I have an obligation of confidentiality unless consented to in writing by that former employer or person.

2.       Assignments of Inventions.

   2.1       Definitions. As used in this Agreement, the term “Intellectual Property Rights” means all trade secrets, Copyrights, trademarks, mask work rights, patents and other intellectual property rights recognized by the laws of any jurisdiction or country; the term “Copyright” means the exclusive legal right to reproduce, perform, display, distribute and make derivative works of a work of authorship (as a literary, musical, or artistic work) recognized by the laws of any jurisdiction or country; and the term “Moral Rights” means all paternity, integrity, disclosure, withdrawal, special and any other similar rights recognized by the laws of any jurisdiction or country.

   2.2       Excluded Inventions and Other Inventions. Attached hereto as Exhibit A is a list describing all existing Inventions, if any, (a) that are owned by me or in which I have an interest and were made or acquired by me prior to my date of first employment with the Company, (b) that may relate to Company’s business or actual or demonstrably anticipated research or development, and (c) that are not to be assigned to Company (“Excluded Inventions”). If no such list is attached, I represent and agree that it is because I have no Excluded Inventions. For purposes of this Agreement, “Other Inventions” means Inventions in which I have or may have an interest, as of the commencement of my employment or thereafter, other than Company Inventions (as defined below) and Excluded Inventions. I acknowledge and agree that if I use any Excluded Inventions or any Other Inventions in the scope of my employment, or if I include any Excluded Inventions or Other Inventions in any product or service of Company, or if my rights in any Excluded Inventions or Other Inventions may block or interfere with, or may otherwise be required for, the exercise by Company of any rights assigned to Company under this Agreement, I will immediately so notify Company in writing. Unless Company and I agree otherwise in writing as to particular Excluded Inventions or Other Inventions, I hereby grant to Company, in such circumstances (whether or not I give Company notice as required above), a non-exclusive, perpetual, transferable, fully-paid and royalty-free, irrevocable and worldwide license, with rights to sublicense through multiple levels of sublicensees, to reproduce, make derivative works of, distribute, publicly perform, and publicly display in any form or medium, whether now known or later developed, make, have made, use, sell, import, offer for sale, and exercise any and all present or future rights in, such Excluded Inventions and Other Inventions. To the extent that any third parties have rights in any such Other Inventions, I hereby represent and warrant that such third party or parties have validly and irrevocably granted to me the right to grant the license stated above.

2.3       Assignment of Company Inventions. Inventions assigned to Company or to a third party as directed by Company pursuant to Section 2.6 are referred to in this Agreement as “Company Inventions.” Subject to Section 2.4 and except for Excluded Inventions set forth in Exhibit A and Other Inventions, I hereby assign to Company all my right, title, and interest in and to any and all Inventions (and all Intellectual Property Rights with respect thereto) made, conceived, reduced to practice, or learned by me, either alone or with others, during the period of my employment with the Company. To the extent required by applicable Copyright laws, I agree to assign in the future (when any copyrightable Inventions are first fixed in a tangible medium of expression) my Copyright rights in and to such Inventions. Any assignment of Company Inventions (and all Intellectual Property Rights with respect thereto) hereunder includes an assignment of all Moral Rights. To the extent such Moral Rights cannot be assigned to Company and to the extent the following is allowed by the laws in any country where Moral Rights exist, I hereby unconditionally and irrevocably waive the enforcement of such Moral Rights, and all claims and causes of action of any kind against Company or related to Company’s customers, with respect to such rights. I further acknowledge and agree that neither my successors-in-interest nor legal heirs retain any Moral Rights in any Company Inventions (and any Intellectual Property Rights with respect thereto).

2.4       Unassigned or Nonassignable Inventions. I recognize that this Agreement will not be deemed to require assignment of any Invention that I developed entirely on my own time without using the Company’s equipment, supplies, facilities, trade secrets, or Confidential Information, except for those Inventions that either (i) relate to the Company’s actual or anticipated business, research or development, or (ii) result from or are connected with work performed by me for the Company. In addition, this Agreement does not apply to any Invention which qualifies fully for protection from assignment to the Company under any specifically applicable state law, regulation, rule or public policy (“Specific Inventions Law”).

   2.5       Obligation to Keep Company Informed. During the period of my employment, I will promptly and fully disclose to Company in writing all Inventions authored, conceived, or reduced to practice by me, either alone or jointly with others. At the time of each such disclosure, I will advise Company in writing of any Inventions that I believe fully qualify for protection under the provisions of the Specific Inventions Law; and I will at that time provide to Company in writing all evidence necessary to substantiate that belief. Company will keep in confidence and will not use for any purpose or disclose to third parties without my consent any confidential information disclosed in writing to Company pursuant to this Agreement relating to Inventions that qualify fully for protection under the Specific Inventions Law. I will preserve the confidentiality of any Invention that does not fully qualify for protection under the Specific Inventions Law.

   2.6       Government or Third Party. I agree that, as directed by Company, I will assign to a third party, including without limitation the United States, all my right, title, and interest in and to any particular Company Invention.

   2.7       Ownership of Work Product.

(a)       I acknowledge that all original works of authorship which are made by me (solely or jointly with others) within the scope of my employment and which are protectable by Copyright are “works made for hire,” pursuant to United States Copyright Act (17 U.S.C., Section 101).

(b)       I agree that Company will exclusively own all work product that is made by me (solely or jointly with others) within the scope of my employment, and I hereby irrevocably and unconditionally assign to Company all right, title, and interest worldwide in and to such work product. I understand and agree that I have no right to publish on, submit for publishing, or use for any publication any work product protected by this Section, except as necessary to perform services for Company.

   2.8       Enforcement of Intellectual Property Rights and Assistance. I will assist Company in every proper way to obtain, and from time to time enforce, United States and foreign Intellectual Property Rights and Moral Rights relating to Company Inventions in any and all countries. To that end I will execute, verify and deliver such documents and perform such other acts (including appearances as a witness) as Company may reasonably request for use in applying for, obtaining, perfecting, evidencing, sustaining and enforcing such Intellectual Property Rights and the assignment thereof. In addition, I will execute, verify and deliver assignments of such Intellectual Property Rights to Company or its designee, including the United States or any third party designated by Company. My obligation to assist Company with respect to Intellectual Property Rights relating to such Company Inventions in any and all countries will continue beyond the termination of my employment, but Company will compensate me at a reasonable rate after my termination for the time actually spent by me at Company’s request on such assistance. In the event Company is unable for any reason, after reasonable effort, to secure my signature on any document needed in connection with the actions specified in this paragraph, I hereby irrevocably designate and appoint Company and its duly authorized officers and agents as my agent and attorney in fact, which appointment is coupled with an interest, to act for and on my behalf to execute, verify and file any such documents and to do all other lawfully permitted acts to further the purposes of the preceding paragraph with the same legal force and effect as if executed by me. I hereby waive and quitclaim to Company any and all claims, of any nature whatsoever, which I now or may hereafter have for infringement of any Intellectual Property Rights assigned under this Agreement to Company.

   2.9       Incorporation of Software Code. I agree that I will not incorporate into any Company software or otherwise deliver to Company any software code licensed under the GNU General Public License or Lesser General Public License or any other license that, by its terms, requires or conditions the use or distribution of such code on the disclosure, licensing, or distribution of any source code owned or licensed by Company except in strict compliance with Company’s policies regarding the use of such software.

3.       Records. I agree to keep and maintain adequate and current records (in the form of notes, sketches, drawings and in any other form that is required by Company) of all Confidential Information developed by me and all Company Inventions made by me during the period of my employment at Company, which records will be available to and remain the sole property of Company at all times.

4.       Duty of Loyalty During Employment. I agree that during the period of my employment with Company, I will not, without Company’s express written consent, directly or indirectly engage in any employment or business activity which is directly or indirectly competitive with, or would otherwise conflict with, my employment with Company.

5.       Reasonableness of Restrictions.

   5.1       I agree that I have read this entire Agreement and understand it. I acknowledge that I have the right to consult with counsel prior to signing this Agreement. I further acknowledge that I will derive significant value from the Company’s agreement to provide me with Company Confidential Information to enable me to optimize the performance of my duties to the Company. I further acknowledge that my fulfillment of the obligations contained in this Agreement, including, but not limited to, my obligation neither to disclose nor to use Company Confidential Information other than for the Company’s exclusive benefit and my obligations not to solicit are necessary to protect Company Confidential Information and, consequently, to preserve the value and goodwill of the Company. I agree that this Agreement does not prevent me from earning a living or pursuing my career. I agree that the restrictions contained in this Agreement are reasonable, proper, and necessitated by Company’s legitimate business interests. I represent and agree that I am entering into this Agreement freely and with knowledge of its contents with the intent to be bound by the Agreement and the restrictions contained in it.

   5.2       In the event that a court finds this Agreement, or any of its restrictions, to be ambiguous, unenforceable, or invalid, I and Company agree that the court will read the Agreement as a whole and interpret the restriction(s) at issue to be enforceable and valid to the maximum extent allowed by law.

6.       No Conflicting Agreement or Obligation. I represent that my performance of all the terms of this Agreement and as an intern of Company does not and will not breach any agreement to keep in confidence information acquired by me in confidence or in trust prior to my employment with Company. I have not entered into, and I agree I will not enter into, any agreement either written or oral in conflict with this Agreement.

7.       Return of Company Property. When I leave the employ of Company, I will deliver to Company any and all drawings, notes, memoranda, specifications, devices, formulas and documents, together with all copies thereof, and any other material containing or disclosing any Company Inventions, Third Party Information or Confidential Information of Company. I agree that I will not copy, delete, or alter any information contained upon my Company computer or Company equipment before I return it to Company. In addition, if I have used any personal computer, server, or e-mail system to receive, store, review, prepare or transmit any Company information, including but not limited to, Confidential Information, I agree to provide Company with a computer-useable copy of all such Confidential Information and then permanently delete and expunge such Confidential Information from those systems; and I agree to provide Company access to my system as reasonably requested to verify that the necessary copying and/or deletion is completed. I further agree that any property situated on Company’s premises and owned by Company, including disks and other storage media, filing cabinets or other work areas, is subject to inspection by Company’s personnel at any time with or without notice. Prior to leaving, I will cooperate with Company in attending an exit interview and completing and signing Company’s termination statement if required to do so by Company.

8.       Legal and Equitable Remedies.

   8.1       I agree that it may be impossible to assess the damages caused by my violation of this Agreement or any of its terms. I agree that any threatened or actual violation of this Agreement or any of its terms will constitute immediate and irreparable injury to Company, and Company will have the right to enforce this Agreement and any of its provisions by injunction, specific performance or other equitable relief, without bond and without prejudice to any other rights and remedies that Company may have for a breach or threatened breach of this Agreement.

   8.2       I agree that if Company is successful in whole or in part in any legal or equitable action against me under this Agreement, Company will be entitled to payment of all costs, including reasonable attorney’s fees, from me.

9.       Notices. Any notices required or permitted under this Agreement will be given to Company at its headquarters location at the time notice is given, labeled “Attention Chief Executive Officer,” and to me at my address as listed on Company payroll, or at such other address as Company or I may designate by written notice to the other. Notice will be effective upon receipt or refusal of delivery. If delivered by certified or registered mail, notice will be considered to have been given five business days after it was mailed, as evidenced by the postmark. If delivered by courier or express mail service, notice will be considered to have been given on the delivery date reflected by the courier or express mail service receipt.

10.     Publication of This Agreement to Subsequent Employer or Business Associates of Intern.

   10.1    If I am offered employment or the opportunity to enter into any business venture as owner, partner, consultant or other capacity while the restrictions described in Section Error! Reference source not found. of this Agreement are in effect I agree to inform my potential employer, partner, co-owner and/or others involved in managing the business with which I have an opportunity to be associated of my obligations under this Agreement and also agree to provide such person or persons with a copy of this Agreement.

11.     General Provisions.

   11.1    Governing Law; Consent to Personal Jurisdiction. This Agreement will be governed by and construed according to the laws of the State of Illinois as such laws are applied to agreements entered into and to be performed entirely within Illinois between residents of Illinois. I hereby expressly consent to the personal jurisdiction and venue of the state and federal courts located in Illinois for any lawsuit filed there against me by Company arising from or related to this Agreement.

   11.2    Severability. In case any one or more of the provisions, subsections, or sentences contained in this Agreement will, for any reason, be held to be invalid, illegal or unenforceable in any respect, such invalidity, illegality or unenforceability will not affect the other provisions of this Agreement, and this Agreement will be construed as if such invalid, illegal or unenforceable provision had never been contained in this Agreement. If moreover, any one or more of the provisions contained in this Agreement will for any reason be held to be excessively broad as to duration, geographical scope, activity or subject, it will be construed by limiting and reducing it, so as to be enforceable to the extent compatible with the applicable law as it will then appear.

   11.3    Successors and Assigns. This Agreement is for my benefit and the benefit of Company, its successors, assigns, parent corporations, subsidiaries, affiliates, and purchasers, and will be binding upon my heirs, executors, administrators and other legal representatives.

   11.4       Survival. This Agreement will survive the termination of my employment, regardless of the reason, and the assignment of this Agreement by Company to any successor in interest or other assignee.

   11.5       At-Will Status. I agree and understand that nothing in this Agreement will change my at-will status or confer any right with respect to continuation of my employment with Company, nor will it interfere in any way with my right or Company’s right to terminate my employment at any time, with or without cause or advance notice.

  11.6       Waiver. No waiver by Company of any breach of this Agreement will be a waiver of any preceding or succeeding breach. No waiver by Company of any right under this Agreement will be construed as a waiver of any other right. Company will not be required to give notice to enforce strict adherence to all terms of this Agreement.

  11.7       Export. I agree not to export, reexport, or transfer, directly or indirectly, any U.S. technical data acquired from Company or any products utilizing such data, in violation of the United States export laws or regulations.

  11.8       Counterparts. This Agreement may be executed in two or more counterparts, each of which will be deemed an original, but all of which together will constitute one and the same instrument. Counterparts may be delivered via facsimile, electronic mail (including pdf or any electronic signature complying with the U.S. federal ESIGN Act of 2000, Uniform Electronic Transactions Act or other applicable law) or other transmission method and any counterpart so delivered will be deemed to have been duly and validly delivered and be valid and effective for all purposes.

  11.9       Advice of Counsel. I ACKNOWLEDGE THAT, IN EXECUTING THIS AGREEMENT, I HAVE HAD THE OPPORTUNITY TO SEEK THE ADVICE OF INDEPENDENT LEGAL COUNSEL, AND I HAVE READ AND UNDERSTOOD ALL OF THE TERMS AND PROVISIONS OF THIS AGREEMENT. THIS AGREEMENT WILL NOT BE CONSTRUED AGAINST ANY PARTY BY REASON OF THE DRAFTING OR PREPARATION OF THIS AGREEMENT.

  11.10     Entire Agreement. The obligations pursuant to Sections 1 and 2 (except Subsection 2.4 and Subsection 2.7(a)) of this Agreement will apply to any time during which I was previously engaged, or am in the future engaged, by Company as a consultant if no other agreement governs nondisclosure and assignment of inventions during such period. This Agreement is the final, complete and exclusive agreement of the parties with respect to the subject matter of this Agreement and supersedes and merges all prior discussions between us. No modification of or amendment to this Agreement will be effective unless in writing and signed by the party to be charged. Any subsequent change or changes in my duties, salary or compensation will not affect the validity or scope of this Agreement.

[signatures to follow on next page]

This Agreement will be effective as of August 21, 2021.

Employee:

I have read this agreement carefully and understand its terms. I have completely filled out Exhibit A to this Agreement.

(Signature)

Name

Date

COMPANY:

Accepted and agreed

BioVie Inc.

By:
Name: Cuong Do Title: President & Chief Executive Officer

Exhibit A

Excluded Inventions

TO:	BioVie Inc.
FROM:
DATE:

1.       Excluded Inventions Disclosure. Except as listed in Section 2 below, the following is a complete list of all Excluded Inventions:

☐	No Excluded Inventions.

☐	See below:

☐	Additional sheets attached.

2.       Due to a prior confidentiality agreement, I cannot complete the disclosure under Section 1 above with respect to the Excluded Inventions generally listed below, the intellectual property rights and duty of confidentiality with respect to which I owe to the following party(ies):

	Excluded Invention	Party(ies)	Relationship
1.
2.
3.

☐	Additional sheets attached.

BioVie Inc.

Mutual Agreement to Arbitrate Employment-Related Disputes

This Mutual Agreement to Arbitrate Disputes (“Agreement”) is made and entered into as of August 21, 2021 (the “Effective Date”) by and between BioVie, Inc., a Nevada corporation the “Employer”) and Jonathan Adams, an individual (the “Employee”) (the Employer and the Employee are collectively referred to herein as the “Parties”).

1.                Intent of the Agreement. It is the intent of Parties to resolve all disputes, claims, and any other matters arising out of or relating to the Employee’s employment by the Employer or termination of employment by binding private arbitration in accordance with the provisions of this Agreement. The Parties understand that by entering into this Agreement THE EMPLOYEE AND THE EMPLOYER ARE GIVING UP THE RIGHT TO A JURY TRIAL OR TO FILE A LAWSUIT IN COURT AGAINST THE OTHER, AND THE RIGHT TO BRING A CLASS OR COLLECTIVE ACTION AGAINST THE OTHER IN COURT OR IN ARBITRATION, regarding any claims covered by this Agreement.

The Parties acknowledge the right of the Employee or prospective Employee to:

(a)              report any good faith allegation of unlawful employment practices to any appropriate federal, state, or local government agency that enforces anti-discrimination laws;

(b)             report any good faith allegation of criminal conduct to any appropriate federal, state, or local official;

(c)              participate in a proceeding with any appropriate federal, state, or local government agency that enforces anti-discrimination laws;

(d)             make any truthful statements or disclosures required by law, regulation, or legal process; and

(e)              request or receive confidential legal advice.

2.                Mandatory Arbitration. In exchange for the mutual promises contained in this Agreement, and as a condition of Employee’s employment with Employer, and Employee’s sign-on bonus, Employer and Employee agree that:

(a)              any and all “Covered Claims” (as defined in Section 3 below) shall be submitted to and resolved by final and binding arbitration to be held in Chicago, Illinois, before a single arbitrator and administered by JAMS or its successor, under JAMS’ then applicable rules and procedures for employment disputes (available upon request and also currently available at http://www.jamsadr.com/rules-employment-arbitration/). The Employee can also call the JAMS at (312) 655-0555 with any questions about the arbitration process. If the JAMS Employment Arbitration Rules are inconsistent with the terms of this Agreement, the terms of this Agreement shall govern;

(b)             the Arbitrator, and not any federal, state, or local court or agency, shall have exclusive authority to resolve any dispute relating to the interpretation, applicability, formation, or enforceability of this Agreement, including but not limited to the arbitrability of any dispute between the parties, except for a dispute regarding the enforceability or scope of the waiver in Section 5, which shall be determined by a court of competent jurisdiction; and

2120 Colorado Avenue, Suite 230 • Santa Monica, CA 90404

(c)              the Arbitrator’s decision shall be final and binding only on the Parties to this Agreement and the Parties agree that awards deciding issues for similarly situated employees will have no preclusive effect in any arbitration between the Parties; and

(d)             nothing in this Agreement shall preclude the Parties from seeking provisional remedies, such as an injunction or temporary restraining order, in aid of arbitration from a court of competent jurisdiction or from the arbitrator; and

(e)              the Arbitrator shall have no power to award punitive damages to either party, except where an applicable statute allows for punitive damages; and

(f)              the arbitration shall be conducted on a confidential basis and there shall be no disclosure of evidence or the award or Arbitrator’s decision beyond the arbitration proceeding, unless otherwise provided by this agreement or allowed by law.

3.                Covered Claims. Except as provided in Section 4, Covered Claims under this Agreement shall include all past, current, and future grievances, disputes, claims, or causes of action that otherwise could be brought in a federal, state, or local court or agency under applicable federal, state, or local laws, arising out of or relating to the Employee’s employment with the Employer, including claims arising out of or related to the Employee’s hiring, recruitment, and termination of employment, and including claims the Employee may have against the Employer or its officers, directors, supervisors, managers, employees, or agents in their capacity as such or otherwise, or that the Employer may have against the Employee. Covered Claims include, but are not limited to, claims for breach of any contract or covenant (express or implied), tort claims, claims for wages, or other compensation due, claims for wrongful termination (constructive or actual), claims for discrimination, harassment, or retaliation (including, but not limited to, harassment or discrimination based on race, age, color, sex, gender, gender identity, transgender status, sexual orientation, national origin, alienage or citizenship status, creed, religion, marital status, partnership status, familial status, domestic violence victim status, military status, predisposing genetic characteristics, medical condition, including pregnancy, psychological condition, mental condition, criminal accusations and convictions, disability, or any other trait or characteristic protected by federal, state, or local law, claims for violation of any federal, state, local or other governmental law, statute, regulation, or ordinance, including, but not limited to, all claims arising under Title VII of the Civil Rights Act of 1964, the Americans with Disabilities Act, the Family and Medical Leave Act, the Fair Labor Standards Act, the Equal Pay Act, the Employee Retirement Income Security Act, the Civil Rights Act of 1991, Section 1981 of U.S.C. Title 42, the Worker Adjustment and Retraining Notification Act, the Age Discrimination in Employment Act, the Fair Credit Reporting Act, the Uniform Services Employment and Reemployment Rights Act, the Genetic Information Nondiscrimination Act, the Illinois Human Rights Act, the Right to Privacy in the Workplace Act, the Illinois Health and Safety Act, the Illinois Worker Adjustment and Retraining Notification Act, the Illinois Union Employee Health and Benefits Protection Act, the Illinois Employment Contract Act, the Illinois Labor Dispute Act, the Victims’ Economic Security and Safety Act, the Illinois Whistleblower Act, the Illinois Wage Payment and Collection Act, Minimum Wage Law, Equal Pay Act of 2003, One Rest in Seven Act, the Illinois Biometric Information Privacy Act, all of their respective implementing regulations, antitrust laws, and any other federal, state, local, or foreign law that governs the Parties’ employment relationship or termination thereof that can be arbitrated under applicable law. Covered Claims under this Agreement include claims arising out of or related to acts or omissions that occurred before entering into this Agreement and those that may occur in the future.

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4.                Claims Not Covered. Notwithstanding anything to the contrary in Section 2 or Section 3 of this Agreement, this Agreement does not cover:

(a)              claims for workers’ compensation benefits; or

(b)             claims for unemployment compensation benefits; or

(c)              claims for sexual harassment or abuse or claims of discrimination that are based on the same facts and circumstances or otherwise related to excluded sexual harassment and abuse claims if any applicable federal, state, or local law prohibits mandatory arbitration of those claims; or

(d)             whistleblower retaliation claims under the Sarbanes-Oxley Act (SOX) or the Dodd-Frank Act that cannot be arbitrated as a matter of law; or

(e)              administrative charges for unfair labor practices brought before the National Labor Relations Board; or

(f)              administrative charges brought before the Equal Employment Opportunity Commission, the Illinois Department of Human Rights and Illinois Human Rights Commission, or other similar administrative agency; or

(g)             any other claims that, as a matter of law, the Parties cannot agree to arbitrate.

Notwithstanding anything to the contrary in Section 2 or Section 3 of this Agreement, nothing in this Agreement prevents or shall be interpreted to mean that the Employee is precluded from filing charges or complaints with or seeking relief from the National Labor Relations Board (NLRB), the Equal Employment Opportunity Commission (EEOC), the Illinois Department of Human Rights and Illinois Human Rights Commission, or any equivalent state or local agency, or testifying or participating in any proceedings before those administrative bodies.

5.                Waiver of Class and Collective Actions. Employee and Employer expressly intend and agree that:

(a)              class and collective action procedures shall not be asserted and will not apply in any arbitration pursuant to this Agreement;

(b)             each party will not assert class or collective claims against the other in court, in arbitration, or otherwise;

(c)              each party shall only submit their own individual claims in arbitration and will not seek to represent the interests of any other person;

(d)             any claims by the Employee will not be joined, consolidated, or heard together with the claims of any other employee without the mutual consent of the parties to the proceedings; and

(e)              no decision or arbitral award determining an issue with a similarly situated employee shall have any preclusive effect in any arbitration between the Parties, and the Arbitrator shall have no authority to give preclusive effect to the issues determined in any arbitration between the Employer and any other employee; and

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(f)              notwithstanding anything to the contrary in the JAMS Employment Arbitration Rules, and the general grant of authority to the arbitrator in paragraph 2 to determine issues of arbitrability, the arbitrator shall have no jurisdiction or authority:

(i)               to compel any class or collective claim, consolidate different arbitration proceedings, or join any other party to an arbitration between Employer and Employee; or

(ii)             to determine the enforceability or scope of the class and collective action waiver, which shall be determined by a court of competent jurisdiction.

6.                Waiver of Trial by Jury. The Parties understand and fully agree that by entering into this Agreement to arbitrate, they are giving up their constitutional right to have a trial by jury, and are giving up their normal rights of appeal following the issuance of the arbitrator’s award except as applicable law provides for judicial review of arbitration proceedings.

7.                Claims Procedure. Arbitration shall be initiated by the express written notice of either Party. The aggrieved party must give written notice of any claim to the other Party. Written notice of Employee’s claim shall be mailed by certified or registered mail, return receipt requested, to Employer’s General Counsel or Chief Executive Officer at 2120 Colorado Avenue, Suite 230, Santa Monica, CA 90404 (“Notice Address”). Written notice of Employer’s claim will be mailed to the last known address of Employee. The written notice shall identify and describe the nature of all claims asserted and the facts supporting the claims. Written notice of arbitration shall be initiated within the same time limitations that applicable federal and state law applies to those claim(s).

8.                Arbitrator Selection. The Arbitrator shall be selected as provided in the JAMS Employment Arbitration Rules.

9.                Discovery. JAMS Employment Arbitration Rules regarding discovery shall apply to arbitration under this Agreement. To the extent not provided for in the JAMS Employment Arbitration Rules, the Arbitrator has the power to order discovery upon a showing that discovery is necessary for a Party to have a fair opportunity to present a claim or defense. The Arbitrator shall have the authority to set deadlines for completion of discovery. The Arbitrator shall decide all discovery disputes.

10.             Governing Law; Substantive Law. The Agreement and any arbitration shall be governed by the Federal Arbitration Act (FAA) to the exclusion of any state law inconsistent with the FAA. If it is determined by a court that the FAA does not apply to the Parties’ dispute, then the Illinois arbitration law shall apply. The Arbitrator shall apply the substantive state or federal law (including the applicable statute of limitations) as applicable to the claim(s) asserted in arbitration. Claims arising under federal law shall be determined in accordance with federal law. Common law claims shall be determined in accordance with Illinois substantive law, without regard to its conflict of law Illinois substantive law, without regard to its conflict of law principles.

11.             Compelling Arbitration: Enforcing Award. Either party may ask a court to stay any court proceeding to compel arbitration under this Agreement, and to confirm, vacate, or enforce an arbitration award. Judgment on the award rendered by the arbitrator may be entered in any court of competent jurisdiction.

12.             Arbitration Fees and Costs. The Employer shall be responsible for the arbitrator’s fees and arbitration expenses and any other costs unique to the arbitration hearing, except that the Employee shall be responsible for paying the initial filing fees as provided by the JAMS Employment Arbitration Rules. Each Party shall pay its own deposition, witness, expert, and attorneys’ fees and other expenses to the same extent as if the matter were being heard in court. However, if any Party prevails on a statutory claim that affords the prevailing party attorneys’ fees and costs, or if there is a written agreement providing for attorneys’ fees and costs to be awarded to the prevailing party, the Arbitrator may award reasonable attorneys’ fees in accordance with the applicable statute or written agreement. The Arbitrator shall resolve any dispute as to the reasonableness of any fees or costs awarded under this paragraph.

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13.             Term of Agreement; Modification in Writing. This Agreement to arbitrate shall survive the termination of Employee’s employment. It can only be revoked or modified in a writing that specifically states an intent to revoke or modify this Agreement and is signed by both Employee and Employer’s General Counsel or an authorized executive.

14.             Successors and Assigns. Employer may freely assign this Agreement at any time. This Agreement shall inure to the benefit of Employer’s successors and assigns.

15.             Severability. If any provision of this Agreement to arbitrate is adjudged to be void or otherwise unenforceable, in whole or in part, the void or unenforceable provision shall be severed and that adjudication shall not affect the validity of the remainder of this Agreement.

16.             Voluntary Agreement. By executing this Agreement the Parties represent that they have been given the opportunity to fully review the terms of this Agreement. The Parties understand the terms of this Agreement and freely and voluntarily sign this Agreement. EACH PARTY FULLY UNDERSTANDS AND AGREES THAT THEY ARE GIVING UP CERTAIN RIGHTS OTHERWISE AFFORDED TO THEM BY CIVIL COURT ACTIONS, INCLUDING BUT NOT LIMITED TO THE RIGHT TO A JURY OR COURT TRIAL AND THE RIGHT TO BRING ANY CLAIM AS A CLASS OR COLLECTIVE ACTION.

IN WITNESS WHEREOF, the Parties have executed this Agreement as of the Effective Date above.

BioVie Inc.

By
Name: Cuong Do
Title: President & Chief Executive Officer

EMPLOYEE

By:

Name: Jonathan Adams

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